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                                                                    EXHIBIT 10.4






As of April 22, 2002




Mr. Frank Terence
14032 Staghorn
Carmel, Indiana 46032

Re:  Employment Agreement dated as of April 22, 2002 ("Employment Agreement")

Dear Frank:

This letter sets forth our further understanding relating to your employment with Brightpoint, Inc. ("Company"):

1. The Company's executive officers are entitled to participate in certain established stock option plans. I anticipate that you will participate in a similar and consistent manner with the Company's other Named Executive Officers, subject to approval from the Company's Board of Directors or Compensation Committee. We expect to recommend to the Compensation Committee in August 2002 a grant of 100,000 shares, subject to adjustment for any dividends or forward or reverse splits.

2. The Company will provide you with a loan for the purchase of a new home in the Indianapolis metropolitan area ("New Residence") up to $800,000. The loan will be secured by a first mortgage or a second mortgage, in the event that a first mortgage is secured from a lender, on the New Residence and shall be due and payable in full upon the earlier of: (i) the completion of the sale of your primary residence in California ("Old residence"), or (ii) December 31, 2002. The loan will be at a zero percent interest rate and the Company will pay the taxes on the imputed income.

3. The Company shall reimburse you for the actual out of pocket expenses, including but not limited to closing costs, non-recurring loan costs (including mortgage points), transportation costs, and incidentals, which you incur in moving from the Old Residence to the New Residence. The Company's CEO shall review and approve any such expense which is in excess of $5, 000. If you incur any loss in connection with the sale of the Old Residence the Company shall reimburse you for any such loss. The Company shall gross up reimbursements to compensate you for any income tax liabilities related to those reimbursements. If there are any income taxes payable on any direct payments made by the Company with regards to your relocation, the Company will make those payments on your behalf and include them in your W-2 filing.

4. If you incur any expenses in connection with your immediate family traveling to Indianapolis until the New Residence has been purchased, then theses costs will be reimbursed, subject to and in accordance with Brightpoint's standard travel policies.


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Mr. Frank Terence
14032 Staghorn
Carmel, Indiana 46032


5. The Company will reimburse you for any COBRA payments less what you would have paid for similar coverage with the Company net of income taxes until you are enrolled in the Company plan.

The Agreement is in full force and effect and it governs your employment relationship with the Company. If any of the above terms conflict with the terms of the Agreement, then the Agreement shall control. If you have any questions or comments, please let me know.

Very truly yours,

Brightpoint, Inc.

/s/ Robert J. Laikin

Robert J. Laikin




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